Exhibit 23.14

CONSENT OF CARL DAVID WARREN

I consent to the use of my name, or any quotation from, or summarization of the technical report summary entitled “2022 Initial Assessment on the Workman Creek Project US SEC Subpart 1300 Regulation S-K Report Gila County, Arizona, USA”, dated February 14, 2023, prepared by me, which was filed as an Exhibit to Uranium Energy Corp.’s (the “Company”) Current Report on Form 8-K filed with the United States Securities and Exchange Commission on March 14, 2023, incorporated by reference into the Company’s Annual Report on Form 10-K for the period ended July 31, 2023, filed with the SEC on September 29, 2023, as amended on April 2, 2024, and to the incorporation by reference of the foregoing in the Company’s Registration Statement on Form S-8 dated July 12, 2024, and any amendments or supplements thereto.

/s/ Carl David Warren
Carl David Warren, P.E., P.G.

Date: July 12, 2024